                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

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                         Exchange Act of 1934

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                           SCOTT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
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

Robert Berick
216-896-1416                                               FOR IMMEDIATE RELEASE

SCOTT TECHNOLOGIES REPORTS 2nd CONSECUTIVE YEAR OF RECORD RESULTS -- 4th Quarter Sales Climb 32% To $69.2 Million, EPS Up 31% To $0.38/Share Before Charge -- -- 2000 Sales Up 31% To $264 Million, EPS Up 40% To $1.47/Share Before Charge --

CLEVELAND, Ohio - February 6, 2001 - Scott Technologies, Inc. (Nasdaq: SCTT) today reported its second consecutive year of record results with both the top and bottom line growth at double-digit rates in 2000.

"2000 was another year of strong financial results," said Mark A. Kirk, president and chief executive officer. "Our Health & Safety Products Group continued to be the primary driver of Scott Technologies in 2000 with sales increasing by 45 percent over its 1999 results. It achieved this strong growth through aggressive market share gain within the domestic fire service industry, increased demand for products and parts from its significantly larger installed customer base, and the contributions of the Scott/Bacharach Instruments joint venture and Scott Health & Safety Oy, its recently acquired Finnish business.

"Despite challenging industry conditions, our Aviation & Government Products Group was able to improve its sales by 12 percent on a year-to-year comparison," Kirk continued. "This sales increase was primarily due to its aviation service business, AV-OX, Inc., which was acquired in December 1999."

Fourth Quarter Results
For the quarter ended December 31, 2000, Scott Technologies' sales increased
31.6 percent to $69.2 million, compared with $52.6 million during that period in 1999. Scott's 2000 fourth quarter sales were comprised of $44.1 million of sales from its Health & Safety Products Group and $25.1 million of sales from its Aviation & Government Products Group. Acquisitions contributed $12.6 million in sales during the fourth quarter of 2000, compared with $5.7 million in 1999's fourth quarter.

The company reported net income of $5.3 million, or $0.31 per share on a diluted basis, for the fourth quarter of 2000, compared with 1999's fourth quarter net income of $2.1 million, or $0.12 per share on a diluted basis. Included in 2000's net income figure is an after-tax, fourth quarter charge of $1.2 million, or $0.07 per share on a diluted basis. This charge is comprised of $0.6 million in connection

                                     -more-
with the separation arrangement with Scott's former chief executive officer, Glen W. Lindemann, and $0.6 million relating to the review of strategic alternatives begun in May 2000 which led to the recently announced proposed transaction with a subsidiary of Tyco International. This thorough process, which was conducted with the assistance of financial advisors, intensified in the fourth quarter. (NOTE: for more information on this proposed transaction, please see the discussion under the "Business Outlook" section found later in this release.)

Excluding this charge - and 1999's fourth quarter charge of $3.2 million, or $0.17 per share on a diluted basis, for an adjustment to the carrying value of the company's deferred divestiture proceeds - net income in the fourth quarter of 2000 would have been $6.5 million, or $0.38 per share on a diluted basis, versus $5.3 million, or $0.29 per share on a diluted basis, in 1999's fourth quarter.

Cash earnings per share ("cash EPS") from continuing operations for the fourth quarter of 2000 were $0.33 per share on a diluted basis, compared to 1999's fourth quarter cash EPS from continuing operations of $0.30 per share on a diluted basis. Excluding 2000's fourth quarter charge, cash EPS during this period would have been $0.40 per share on a diluted basis, an increase of 33.3 percent over 1999's results. The company believes that cash EPS - earnings before the amortization of goodwill - is more indicative of its cash flows.

Scott achieved operating income of $9.7 million for the fourth quarter of 2000, compared to last year's fourth quarter operating income of $9.3 million. Excluding 2000's fourth quarter charge, operating income would have been $11.7 million, an increase of 25.8 percent over 1999's fourth quarter operating income. Operating margin for 2000's fourth quarter was 14.0 percent of sales, compared with 17.7 percent a year earlier. "Our operating margin in 2000 also was artificially low as a result of the above-mentioned fourth quarter charge," explained Kirk. "If you factor out the impact of this charge, our operating margin for the fourth quarter of 2000 would have been approximately 17 percent."

Full Year Results
For the year ended December 31, 2000, Scott Technologies' consolidated sales increased 31 percent to $264.0 million, compared with $201.5 million in 1999. Scott's 2000 sales were comprised of $166.6 million of sales from its Health & Safety Products Group and $97.4 million of sales from its Aviation & Government Products Group. Acquisitions contributed $43.1 in sales during 2000, compared with $7.3 million in 1999.

Net income for 2000 was $24.3 million, or $1.40 per share on a diluted basis, compared to 1999's net income of $50.3 million, or $2.74 per share on a diluted basis. Excluding the items mentioned above in the fourth quarter discussion - as well as 1999's non-recurring net gain of $31.1 million, or $1.69 per share on a diluted basis - 2000's net income was $25.5 million, or $1.47 on a diluted basis, compared to 1999's net income of $19.2 million, or $1.05 per share on a diluted basis.

                                     -more-

Cash EPS from continuing operations for 2000 were $1.49 per share on a diluted basis, compared with the $1.06 per share on a diluted basis reported in 1999. Excluding 2000's fourth quarter charge, cash EPS for 2000 was $1.56 per share on a diluted basis, an increase of 47.1 percent over 1999's results.

Scott achieved operating income of $43.7 million in 2000, compared with the $37.6 million last year. Excluding 2000's fourth quarter charge, operating income for the year would have been $45.7 million, an increase of 21.5 percent over last year's results. Operating margin for 2000 was 16.6 percent of sales, compared with 18.6 percent of sales in 1999. Excluding the impact of the 2000's fourth quarter charge, operating margin for the year would have been 17.3 percent.

Business Outlook
In a joint statement issued yesterday, Scott and Tyco International announced that they have entered into a definitive merger agreement pursuant to which a subsidiary of Tyco will acquire Scott. Scott stockholders will receive Tyco shares valued at approximately $400 million, or $23.00 for each share of Scott Technologies. The transaction, which is contingent upon customary regulatory review and approval by Scott stockholders, is expected to be tax-free for the stockholders of Scott. The number of Tyco shares that Scott stockholders will receive in the merger will be based on the volume weighted average prices of Tyco shares on the New York Stock Exchange as reported by Bloomberg Financial Markets for the five consecutive trading days ending on the fourth trading day immediately preceding the date of the Scott stockholder vote.

Conference Call On The Web
A live Internet broadcast of the company's conference call regarding 2000's year-end/fourth-quarter results can be accessed, and will be archived, at www.streetevents.com beginning at 11:00 a.m. Eastern Time today.
--------------------

About Scott Technologies, Inc.
Scott Technologies, Inc. is a leading designer and manufacturer of sophisticated, high-performance respiratory protection systems, gas detection instruments and other life saving products for fire-fighting, industrial, aviation and government markets.

                                      # # #

The statements contained in this news release about the possible sale of the company to Tyco are forward-looking and speak only as of the date of this press release. The statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. The consummation of this transaction is subject to various risks and uncertainties, including the inability of the company to obtain the approval of the sale by the company's stockholders or satisfy the other conditions to the sale to Tyco.

                           *    *    *    *    *    *

                                     -more-

     Investors and stockholders are advised to read the proxy statement/prospectus regarding the business combination with Tyco when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Tyco International Ltd. and Scott Technologies, Inc. and stockholders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Tyco and Scott by directing such request to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, tel: (441) 291-8674; or to Scott Technologies, Inc., Attention:Corporate Secretary, One Chagrin Highlands, 2000 Auburn Drive, Suite 400, Beachwood, Ohio 44122, tel. (216) 464-6153.

     Information about Scott's participants in the solicitation, and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint filing by Tyco and Scott under SEC Rule 425 and Rule 14a-12 on February 5, 2001.

                                (tables attached)

                            Scott Technologies, Inc.
                         Consolidated Financial Results
                      (in thousands, except per share data)

                                                 Three Months Ended December 31,     Year Ended December 31,
                                                       2000          1999              2000          1999
                                                   ---------     ---------          ---------     ---------
Net Sales                                            $69,175       $52,597           $263,981      $201,541
       Cost of Sales                                  45,868        34,312            172,452       133,206
                                                   ---------     ---------          ---------     ---------
Gross Profit on Sales                                 23,307        18,285             91,529        68,335
                                                   ---------     ---------          ---------     ---------
                      % of Sales                        33.7%         34.8%              34.7%         33.9%

Operating Expenses:
       Selling, General and Administrative            12,138         7,891             42,544        27,199
       Research and Development                        1,460         1,097              5,263         3,571
                                                   ---------     ---------          ---------     ---------
Total Operating Expenses                              13,598         8,988             47,807        30,770
                                                   ---------     ---------          ---------     ---------
Operating Income                                       9,709         9,297             43,722        37,565
                                                   ---------     ---------          ---------     ---------
                      % of Sales                        14.0%         17.7%              16.6%         18.6%

Other Expense (Income):
       Refinancing Costs                                  94            94                375           375
       Interest Expense                                1,664         1,575              6,612         8,727
       Interest Income                                  (717)       (1,064)            (2,844)       (3,597)
       Other, Net                                        299           430              1,455         1,662
                                                   ---------     ---------          ---------     ---------
Income Before Income Taxes                             8,369         8,262             38,124        30,398
Income Tax                                             3,038         2,933             13,847        11,160
                                                   ---------     ---------          ---------     ---------
Income from Continuing Operations                      5,331         5,329             24,277        19,238
Discontinued Operations, net of tax:
       Income from Operations                             --            --                 --         1,761
       Gain on Disposal                                   --        (3,185)                --        29,440
 Extraordinary (Loss) on Extinguishment of Debt           --            --                 --          (156)
                                                   ---------     ---------          ---------     ---------
Net Income                                            $5,331        $2,144            $24,277       $50,283
                                                   =========     =========          =========     =========

Weighted Average Shares - Basic                       16,949        17,851             17,038        18,075
Weighted Average Shares - Diluted                     17,350        18,199             17,338        18,357

Per Share Data - Basic EPS:
--------------------------
Income from Continuing Operations                      $0.31         $0.30              $1.42         $1.06
Income from Discontinued Operations                       --         (0.18)                --          1.73
 Extraordinary (Loss) on Extinguishment of Debt           --            --                 --         (0.01)
                                                   ---------     ---------          ---------     ---------
Net Income                                             $0.31         $0.12              $1.42         $2.78
                                                   =========     =========          =========     =========

Per Share Data - Assuming Dilution:
----------------------------------
Income from Continuing Operations                      $0.31         $0.29              $1.40         $1.05
Income from Discontinued Operations                       --         (0.17)                --          1.70
 Extraordinary (Loss) on Extinguishment of Debt           --            --                 --         (0.01)
                                                   ---------     ---------          ---------     ---------
Net Income                                             $0.31         $0.12              $1.40         $2.74
                                                   =========     =========          =========     =========

EBITDA from Continuing Operations                    $12,042       $10,988            $52,232       $42,981
                                                   =========     =========          =========     =========
EBITDA Margin, Continuing Operations                    17.4%         20.9%              19.8%         21.3%
                                                   =========     =========          =========     =========

Cash Earnings Per Share - Basic Cash EPS:
----------------------------------------
Income from Continuing Operations                      $0.34         $0.31              $1.52         $1.08
Income from Discontinued Operations                       --         (0.18)                --          1.73
 Extraordinary (Loss) on Extinguishment of Debt           --            --                 --         (0.01)
                                                   ---------     ---------          ---------     ---------
Net Income                                             $0.34         $0.13              $1.52         $2.80
                                                   =========     =========          =========     =========

Cash Earnings Per Share - Assuming Dilution:
-------------------------------------------
Income from Continuing Operations                      $0.33         $0.30              $1.49         $1.06
Income from Discontinued Operations                       --         (0.17)                --          1.70
 Extraordinary (Loss) on Extinguishment of Debt           --            --                 --         (0.01)
                                                   ---------     ---------          ---------     ---------
Net Income                                             $0.33         $0.13              $1.49         $2.75
                                                   =========     =========          =========     =========

* Cash Earnings per share includes the after tax effected amortization of goodwill related to acquisitions.

                            Scott Technologies, Inc.
                           Consolidated Balance Sheet
                                 (in thousands)

                                                             December 31,
ASSETS                                                    2000          1999
                                                       ---------      ---------
CURRENT ASSETS
Cash and Cash Equivalents                                $53,177        $67,924
Trade Accounts Receivable, net                            31,961         18,938
Inventories                                               36,832         33,193
Prepaid Expenses                                             834          2,311
Current Deferred Tax Asset                                15,000         14,060
                                                       ---------      ---------
   Total Current Assets                                  137,804        136,426
                                                       ---------      ---------


PROPERTY, PLANT AND EQUIPMENT
Land and Land Improvements                                23,616         29,783
Buildings and Leasehold Improvements                      11,799         12,718
Machinery and Equipment                                   34,130         26,492
                                                       ---------      ---------
                                                          69,545         68,993
Accumulated Depreciation                                 (20,776)       (18,828)
                                                       ---------      ---------
   Net Property, Plant and Equipment                      48,769         50,165
                                                       ---------      ---------


OTHER ASSETS
Deferred Divestiture Proceeds and Other, net               4,383          7,463
Prepaid Pension Costs                                     21,463         18,948
Intangible Assets                                         51,121         40,268
Cash Surrender Value of Insurance Policies                 7,042          6,204
Prepaid Finance Costs                                      1,500          1,875
Deferred Tax Asset                                         1,785         13,215
Other                                                      5,087          4,525
                                                       ---------      ---------
   Total Other Assets                                     92,381         92,498
                                                       ---------      ---------

Total Assets                                            $278,954       $279,089
                                                       =========      =========


                                                               December 31,
LIABILITIES                                                2000           1999
                                                       ---------      ---------
CURRENT LIABILITIES
Accounts Payable                                         $14,619        $12,910
Accrued Insurance Reserves                                 8,359          9,380
Accrued Compensation                                       5,444          4,315
Accrued Interest                                             553          1,133
Accrued Liabilities and Expenses                          31,345         30,590
Current Maturities of Long-Term Debt                       9,990          5,010
                                                       ---------      ---------
   Total Current Liabilities                              70,310         63,338
                                                       ---------      ---------

Long-Term Debt                                            60,000         69,990
Non-Current Insurance Reserves                            14,373         17,300
Other Non-Current Liabilities                             27,262         31,390
                                                       ---------      ---------
   Total Liabilities                                     171,945        182,018
                                                       ---------      ---------


STOCKHOLDERS' EQUITY

Common Stock                                               1,909          1,905
Capital Surplus                                          115,118        114,502
Retained Earnings                                         27,985          3,708
Accumulated Other Comprehensive (Loss)                    (1,410)        (1,563)
Treasury Stock                                           (36,593)       (21,481)
                                                       ---------      ---------
   Total Stockholders' Equity                            107,009         97,071
                                                       ---------      ---------


Total Liabilities and Stockholders' Equity              $278,954       $279,089
                                                       =========      =========